UNITED STATES
                         SECURITIES EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 30, 2006

                                ERHC ENERGY INC.
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             (Exact name of registrant as specified in its charter)

            Colorado                  000-17325                88-0218499
          -----------               ------------              -------------
     (State of organization) (Commission File Number)        (IRS Employer
                                                            Identification No.)


         5444 Westheimer Road, Suite 1570 Houston, TX         77056
        ----------------------------------------------      ----------
           (Address of principal executive offices)         (Zip Code)

         Registrant's Telephone Number, including area code: (713) 626-4700

    Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective March 25, 2006, the board of ERHC Energy Inc. ("Company") took the following decisions and carried out the following actions:

1. The number of members on the board of directors was increased from five to seven. The following new directors were appointed to fill the vacancies resulting from the increase:

      o     Clement Nwizubo, CPA ii. Franklin Ihekwoaba, MBA

2. Mr. Nwizubo shall serve as a non-executive director while Mr. Ihekwoaba shall be an executive director.

3. The audit committee of the Company, made up of Walter Brandhuber and Nicolae Luca, both not being independent directors within the meaning of the regulations, was dissolved and a new audit committee constituted. The new audit committee is made up of the following non-executive directors:

      o     Howard Jeter ii. Andrew Uzoigwe iii. Clement Nwizubo

4. Mr. Clement Nwizubo, being a person qualified to be audit committee chairman and financial expert was appointed the chairman and financial expert of the audit committee.

5. A new executive position of "Vice President (Finance)" was created in the Company's executive structure to subsume and replace the current position and title of "Chief Financial Officer." The holder of the new position of Vice President (Finance) shall be the chief financial and principal accounting officer as well as treasurer of the Company. The holder of the new position shall be a member of the board.

6. Mr. Ike Okpala, the holder of the defunct position and title of "Chief Financial Officer" resigned from the position immediately before its vacation by the board and was re-assigned to the Company's imminent operations in the Nigeria - Sao Tome & Principe Joint Development Zone ("JDZ").

7. Mr. Franklin Ihekwoaba was appointed the Vice President (Finance) of the Company, in which capacity he becomes the chief financial and principal accounting officer as well as the treasurer of the Company.

Mr. Nwizubo, 54, is currently President of Clement E. Nwizubo, CPA, PC, a New-York based firm which he founded in 1987. From 1985 to 1987, Mr. Nwizubo was the Manager of Financial and Accounting Reporting at Primerica Corporation. From 1983 to 1985, he was the Audit Manager of Watson Rice and Company. Between 1980 and 1983 he worked as a senior accountant with Stewart Benjamin and Brown. Mr. Nwizubo is a Certified Public Accountant. He took a BS in Accounting and Business Administration in 1977 from Oneonta State College, NY and an MBA in 1980 from Fordham University. Mr. Nwizubo is a US citizen.

Mr. Franklin Ihekwoaba, 42, worked as a Group Head, Strategy, Finance and Risk Management, in Oando Plc, Lagos, from December 2004 to December 2005. Prior to that, he had worked with PricewaterhouseCoopers Limited in Nigeria from October 2001 to October 2004. From 1998 to 2001, Mr. Ihekwoaba worked with PricewaterhouseCoopers LLP in Arlington, VA as a senior consultant. He was a consultant to the Congressional Black Caucus Foundation, Washington DC, during 1998. From 1994 to 1998, he had served as Interim Director, Finance and Accounting, of Blackhawk, Suitland, MD. He was a financial consultant at Howard Hughes Medical Institute, Chevy Chase, MD, from August 1997 to August 1998. From 1992 to 1997, he was an accountant with the Montgomery County Housing Opportunities Commission, Kensington, MD. From 1989 to 1992, he was accounting manager at the St John's Child Development Center, Washington DC. From 1988 to 1989, he was a property accountant at ADM Property Management and Development, Washington DC. Mr. Ihekwoaba has a B.S. Accounting and Finance from the University of Minnesota, which he took in 1987. In 1992, he took an MBA in Financial Management and, in 1993, an MBA in Computer Information Systems from Southeastern University. He has attended financial analysis courses at the Harvard Business School. Mr. Ihekwoaba is a US citizen.

In December 2005, Mr. Ihekwoaba filed a voluntary petition for personal bankruptcy under Chapter 13 in the United States Bankruptcy Court for the District of Maryland. In March 2006, the bankruptcy court issued an order denying confirmation of the bankruptcy plan.

There is no arrangement or understanding between either Mr. Nwizubo or Mr. Ihekwoaba and any other person pursuant to which Mr. Nwizubo or Mr. Ihekwoaba was selected as a director. Neither Mr. Nwizubo nor Mr. Ihekwoaba has a family relationship with any officer or director of the Company. Further, neither Mr. Nwizubo nor Mr. Ihekwoaba has been involved with a related transaction or relationship as defined by Item 404(a) of Regulation S-K between the Company and him. As of the date of the filing of this report, it has been determined that Mr. Nwizubo will serve on the audit committee as the committee's chairman and financial expert. Mr. Ihekwoaba has not been appointed to any committee for the time being.


                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               ERHC Energy Inc.


                                               By: /s/ Peter Ntephe
                                                  ------------------------------
                                                  Peter Ntephe, Secretary


DATE:    July 28, 2006